Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-191484) pertaining to the 2013 Equity Incentive Plan of Premier, Inc.,

(2)	Registration Statement (Form S-3 No. 333-199158) of Premier, Inc.,

(3)	Registration Statement (Form S-3/ASR No. 333-200136) of Premier, Inc.,

(4)	Registration Statement (Form S-8 No. 333-204628) pertaining to the 2015 Employee Stock Purchase Plan of Premier, Inc.;

of our report dated November 5, 2015, with respect to the consolidated financial statements of CECity.com, Inc. for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Charlotte, North Carolina

November 5, 2015